                                                                      EXHIBIT 11

                          LOCKHEED MARTIN CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Year ended December 31,
                                                        1995        1994      1993
                                                      --------    -------   --------
                                                    (In millions, except per share data)
ASSUMING NO DILUTION:
Average number of common shares outstanding               189.3      187.0     196.6
                                                         ======     ======    ======

Earnings before cumulative effect of
  change in accounting                                   $  682     $1,055    $  829

  Less:  Preferred stock dividends                          (60)       (60)      (45)
                                                         ------     ------    ------

Earnings before cumulative effect of change
  in accounting applicable to common stock                  622        995       784

Cumulative effect of change in accounting                     -        (37)        -
                                                         ------     ------    ------
Net earnings applicable to common stock                  $  622     $  958    $  784
                                                         ======     ======    ======

Earnings per common share:
 Before cumulative effect of change in accounting        $ 3.28     $ 5.32    $ 3.99
 Cumulative effect of change in accounting                    -       (.20)        -
                                                         ------     ------    ------
                                                         $ 3.28     $ 5.12    $ 3.99
                                                         ======     ======    ======

                          LOCKHEED MARTIN CORPORATION

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Year ended December 31,
                                                        1995        1994      1993
                                                      --------    -------   --------
                                                    (In millions, except per share data)
ASSUMING FULL DILUTION:
Average number of common shares outstanding            189.3       187.0     196.6

Dilutive stock options-based on the treasury stock
  method using the year-end market prices,
  if higher than average market price                    5.0         2.4       2.8

Assumed conversion of the Convertible Series A
  Preferred Stock                                       28.9        28.9      21.7
                                                      ------      ------    ------
                                                       223.2       218.3     221.1
                                                      ======      ======    ======
Earnings before cumulative effect of change
  in accounting                                       $  682      $1,055    $  829

Cumulative effect of change in accounting                  -         (37)        -
                                                      ------      ------    ------
Net earnings                                          $  682      $1,018    $  829
                                                      ======      ======    ======
Earnings per common share:
  Before cumulative effect of change in accounting    $ 3.05      $ 4.83    $ 3.75
  Cumulative effect of change in accounting                -        (.17)        -
                                                      ------      ------    ------
                                                      $ 3.05      $ 4.66    $ 3.75
                                                      ======      ======    ======